Exhibit 99.1

Nash-Finch Company Letterhead

VIA OVERNIGHT CARRIER

Wells Fargo Bank, National Association

Sixth & Marquette

N9303-120

Minneapolis, MN  55479

Re:

Notice of Adjustment of Conversion Rate of the Senior Subordinated

Convertible Notes Due 2035

To the Holders of our Senior Subordinated Convertible Notes Due 2035:

Reference is made to the indenture, dated as of March 15, 2005, as amended and supplemented by the First Supplemental Indenture, dated as of September 21, 2007 (the “Indenture”), by and between Nash-Finch Company (the “Company”), as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), relating to the Company’s Senior Subordinated Convertible Notes Due 2035 (the “Notes”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Indenture.

On each of April 28, 2009, July 24, 2009, November 10, 2009, March 2, 2010, April 27, 2010,  July 20, 2010, November 11, 2010 and March 1, 2011, the Board of Directors of the Company declared a Common Stock dividend of $0.18 (collectively, the “New Dividends”). On an aggregated basis, the New Dividends have triggered a requirement under the Indenture that the Company adjust the Conversion Rate of the Notes pursuant to Section 4.08(a)(5) of the Indenture.

Pursuant to Section 4.10 of the Indenture, the Company hereby gives notice to the holders of the Notes that the Conversion Rate at which shares of Common Stock will be delivered upon conversion will be adjusted to 9.6224 shares of Common Stock for each $1,000 principal amount of the Notes. The increased Conversion Rate was calculated for each of the New Dividends by multiplying the Conversion Rate in effect immediately prior to the close of business on the record date fixed for the determination of shareholders entitled to receive the most recent New Dividend, by a fraction, (i) the numerator of which was equal to the Current Market Price on such record date, and (ii) the denominator of which was equal to the Current Market Price on such record date less an amount equal to the quotient of (x) the Excess Dividend Amount and (y) the number of shares of Common Stock outstanding on such record date.

Pursuant to Section 4.09(b) of the Indenture, no adjustment of the Conversion Rate was required unless such adjustment resulted in an increase or decrease of at least 1% in the Conversion Rate as last adjusted; provided, however, that any adjustments that would be required to be made but for Section 4.09(b) were carried forward and taken into account in any subsequent adjustment.

The attached table outlines the calculation of the Conversion Rate for each of the New Dividends.

Very truly yours,
By:	/s/ Robert B. Dimond
	Name:	Robert B. Dimond
	Title:	EVP and Chief Financial Officer

NASH-FINCH COMPANY
SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2035
Adjustment Of Conversion Rate

	Dividend Record Date	5/22/2009	8/21/2009	11/20/2009	3/12/2010	5/21/2010	8/20/2010	11/26/2010	3/11/2011
	Dividend Payment Date	6/5/2009	9/4/2009	12/4/2009	3/26/2010	6/4/2010	9/3/2010	12/10/2010	3/25/2011

A	Prior Conversion Rate (Previous Column B)	9.5222	9.5222	9.5222	9.5222	9.5222	9.5222	9.5222	9.5222
B	Adjusted Conversion Rate (J if K > 1%)	9.5222	9.5222	9.5222	9.5222	9.5222	9.5222	9.5222	9.6224

C	Calculated Conversion Rate carried forward (Previous J)	9.5222	9.5361	9.5517	9.5652	9.5776	9.5892	9.6001	9.6113
D	Current Market Price (2)	$30.79	27.48	31.84	34.73	37.21	39.50	38.76	39.09
E	Dividend Per Share	$0.1800	0.1800	0.1800	0.1800	0.1800	0.1800	0.1800	0.1800
F	Dividend Threshold Amount	$0.1350	0.1350	0.1350	0.1350	0.1350	0.1350	0.1350	0.1350
G	Shares Outstanding	12,833,151	12,841,406	12,835,378	12,718,132	12,554,611	12,167,555	12,169,121	12,108,622
H	Aggregate Cash Dividends Above Threshold (G*(E-F))	$577,491.80	577,863.27	577,592.01	572,315.94	564,957.50	547,539.98	547,610.45	544,887.99
I	Fraction (D/(D-(H/G)))	1.0015	1.0016	1.0014	1.0013	1.0012	1.0011	1.0012	1.0012
J	Calculated Conversion Rate (C*I) (1)	9.5361	9.5517	9.5652	9.5776	9.5892	9.6001	9.6113	9.6224
K	Adjustment Percentage Change (J/A-1)	0.15%	0.31%	0.45%	0.58%	0.70%	0.82%	0.94%	1.05%

	_________________________________________ (1) Not in effect until the accumulated change is greater than 1%
	(2) Average of the Closing Prices on the 10 consecutive Trading Days ending on record date

2